EXHIBIT 99
                               ACXIOM CORPORATION
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Reports.............................................  F-2

Consolidated Balance Sheets--March 31, 1999 and 1998......................  F-4

Consolidated Statements of Operations--Years ended March 31,
 1999, 1998 and 1997......................................................  F-5

Consolidated Statements of Stockholders' Equity--Years ended
 March 31, 1999, 1998 and 1997............................................  F-6

Consolidated Statements of Cash Flows--Years ended March 31,
 1999, 1998 and 1997......................................................  F-8

Notes to Consolidated Financial Statements................................  F-9

Financial Statement Schedule--Valuation and Qualifying
 Accounts--Years ended March 31, 1999, 1998 and 1997...................... F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Acxiom Corporation:

     We have audited the accompanying consolidated financial statements of Acxiom Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of May & Speh, Inc., a wholly-owned subsidiary, which statements reflect total revenues constituting 15 percent of the related consolidated total during the year ended March 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for May & Speh, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acxiom Corporation and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits and the report of other auditors, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          KPMG LLP

Little Rock, Arkansas
May 28, 1999, except as to note 1(b),
which is as of August 16, 1999

                       Report of Independent Accountants
                       ---------------------------------



To the Board of Directors and Stockholders of May & Speh, Inc.


In our opinion, the consolidated statements of operations, of cash flows and of changes in stockholders' equity of May & Speh, Inc. (not presented separately herein) present fairly, in all material respects, its results of operations and its cash flows for the year ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP
Chicago, Illinois
November 1, 1996

                      ACXIOM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                            March 31, 1999 and 1998
                             (Dollars in thousands)

                                   1999      1998
             ASSETS              --------  --------
 Current assets:
   Cash and cash equivalents...  $ 12,604  $117,652
   Marketable securities.......       --     11,794
   Trade accounts receivable,
    net (note 12)................ 184,799   122,413
   Refundable income taxes
    (note 9)...................    12,651     7,670
   Deferred income taxes (note
    9).........................    30,643     2,868
   Other current assets (note
    5).........................    61,302    32,307
                                 --------  --------
       Total current assets....   301,999   294,704
 Property and equipment, net of
  accumulated depreciation and
  amortization (notes 4
  and 6).......................   226,381   187,258
 Software, net of accumulated
  amortization of $17,941 in
  1999 and $11,642 in 1998
  (note 3) ....................    37,400    38,673
 Excess of cost over fair value
  of net assets acquired, net
  of accumulated amortization
  of $13,517 in 1999 and $8,585
  in 1998 (note 2) ............   122,483    73,851
 Other assets (note 5).........   201,537    87,148
                                 --------  --------
                                 $889,800  $681,634
                                 ========  ========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
 Current liabilities:
   Current installments of
    long-term debt (note 6)....  $ 23,355  $ 10,466
   Trade accounts payable......    60,216    22,876
   Accrued expenses:
     Merger and integration
      costs (note 2)...........    33,181       --
     Payroll...................    18,224    18,466
     Other.....................    25,744    20,846
   Deferred revenue............     7,195    11,547
                                 --------  --------
       Total current
        liabilities............   167,915    84,201
 Long-term debt, excluding
  current installments (note
  6)...........................   325,223   254,240
 Deferred income taxes (note
  9)...........................    38,889    34,968
 Stockholders' equity (notes 2,
  6, 8 and 9):
   Common stock................     8,106     7,592
   Additional paid-in capital..   186,011   122,038
   Retained earnings...........   167,013   182,155
   Accumulated other
    comprehensive income
    (loss).....................      (324)      676
   Unearned ESOP compensation..       --     (2,055)
   Treasury stock, at cost.....    (3,033)   (2,181)
                                 --------  --------
       Total stockholders'
        equity.................   357,773   308,225
 Commitments and contingencies
  (notes 2, 6, 7, 10, 11 and
  14)..........................
                                 --------  --------
                                 $889,800  $681,634
                                 ========  ========

   See accompanying notes to consolidated financial statements.

                       ACXIOM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Years ended March 31, 1999, 1998 and 1997
                (Dollars in thousands, except per share amounts)

                                                   1999      1998      1997
                                                 --------  --------  --------
Revenue (notes 2 and 12)........................ $754,057  $592,329  $499,232
Operating costs and expenses (notes 2, 3, 7, 10
 and 11):
  Salaries and benefits.........................  283,659   219,339   178,684
  Computer, communications and other equipment..  111,876    87,529    77,631
  Data costs....................................  111,395    93,382    80,758
  Other operating costs and expenses............  129,764   106,470    93,953
  Special charges (note 2)......................  118,747     4,700       --
                                                 --------  --------  --------
    Total operating costs and expenses..........  755,441   511,420   431,026
                                                 --------  --------  --------
    Income (loss) from operations...............   (1,384)   80,909    68,206
                                                 --------  --------  --------
Other income (expense):
  Interest expense..............................  (17,393)  (10,091)   (5,840)
  Other, net....................................    6,478     4,402       183
                                                 --------  --------  --------
    Total other income..........................  (10,915)   (5,689)   (5,657)
                                                 --------  --------  --------
Earnings (loss) before income taxes.............  (12,299)   75,220    62,549
Income taxes (note 9)...........................    2,843    28,065    23,605
                                                 --------  --------  --------
    Net earnings (loss)......................... $(15,142) $ 47,155  $ 38,944
                                                 ========  ========  ========
Earnings (loss) per share:
  Basic......................................... $   (.19) $    .64  $    .55
                                                 ========  ========  ========
  Diluted....................................... $   (.19) $    .58  $    .49
                                                 ========  ========  ========


   See accompanying notes to consolidated financial statements.

                      ACXIOM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   Years ended March 31, 1999, 1998 and 1997
                             (Dollars in thousands)


                                                     Common stock
                                                   ----------------- Additional
                                                   Number of          paid-in
                                                     shares   Amount  capital
                                                   ---------- ------ ----------
Balances at March 31, 1996........................ 66,859,872 $6,686  $ 53,088
  Pro CD merger (note 2)..........................  3,313,324    331     2,647
  Sale of common stock............................  4,381,362    438    46,828
  Tax benefit of stock options exercised (note 9).        --     --      2,232
  Issuance of common stock warrants...............        --     --      1,300
  Employee stock awards and shares issued to
   employee benefit plans,
   net of treasury shares repurchased.............        --     --      1,359
  ESOP compensation earned........................        --     --        --
  Comprehensive income:
    Foreign currency translation..................        --     --        --
    Net earnings..................................        --     --        --
                                                   ---------- ------  --------
      Total comprehensive income..................
Balances at March 31, 1997........................ 74,554,558  7,455   107,454
  May & Speh merger (note 2)......................     72,160      7       115
  Sale of common stock............................  1,235,971    124     9,158
  Tax benefit of stock options exercised (note 9).        --     --      2,763
  Employee stock awards and shares issued to
   employee benefit plans,
   net of treasury shares repurchased.............     57,529      6     2,548
  ESOP compensation earned........................        --     --        --
  Comprehensive income:
    Foreign currency translation..................        --     --        --
    Net earnings..................................        --     --        --
                                                   ---------- ------  --------
      Total comprehensive income..................
Balances at March 31, 1998........................ 75,920,218  7,592   122,038
  Sale of common stock............................  4,000,000    400    11,850
  Tax benefit of stock options and warrants
   exercised (note 9).............................        --     --     36,393
  Issuance of warrants (note 2)...................        --     --      2,676
  Employee stock awards and shares issued to
   employee benefit plans,
   net of treasury shares repurchased.............  1,144,198    114    13,054
  ESOP compensation earned........................        --     --        --
  Comprehensive loss:
    Foreign currency translation..................        --     --        --
    Net loss......................................        --     --        --
                                                   ---------- ------  --------
      Total comprehensive loss....................
Balances at March 31, 1999........................ 81,064,416 $8,106  $186,011
                                                   ========== ======  ========

   See accompanying notes to consolidated financial statements.

                          Accumulated                 Treasury stock         Total
                             other       Unearned   -------------------  stockholders'
Comprehensive  Retained  comprehensive     ESOP     Number of               equity
income (loss)  earnings  income (loss) compensation   shares    Amount     (note 7)
- -------------  --------  ------------- ------------ ----------  -------  -------------
               $ 96,514     $ (863)      $(8,906)   (1,242,242) $(2,323)   $144,196
                 (4,752)       --            --            --       --       (1,774)
                    --         --            --            --       --       47,266
                    --         --            --            --       --        2,232
                    --         --            --            --       --        1,300

                    --         --            --        145,912     (192)      1,167
                    --         --          3,134           --       --        3,134
     1,141          --       1,141           --            --       --        1,141
    38,944       38,944        --            --            --       --       38,944
  --------     --------     ------       -------    ----------  -------    --------
  $ 40,085
  ========
                130,706        278        (5,772)   (1,096,330)  (2,515)    237,606
                  4,294        --          1,188           --       --        5,604
                    --         --            --            --       --        9,282
                    --         --            --            --       --        2,763

                    --         --            --        259,410      334       2,888
                    --         --          2,529           --       --        2,529

       398          --         398           --            --       --          398
    47,155       47,155        --            --            --       --       47,155
  --------     --------     ------       -------    ----------  -------    --------
  $ 47,553
  ========
                182,155        676        (2,055)     (836,920)  (2,181)    308,225
                    --         --            --            --       --       12,250
                    --         --            --            --       --       36,393
                    --         --            --            --       --        2,676

                    --         --            --        104,649     (852)     12,316
                    --         --          2,055           --       --        2,055

    (1,000)         --      (1,000)          --            --       --       (1,000)
   (15,142)     (15,142)       --            --            --       --      (15,142)
  --------     --------     ------       -------    ----------  -------    --------
  $(16,142)
  ========
               $167,013     $ (324)          --       (732,271) $(3,033)   $357,773
               ========     ======       =======    ==========  =======    ========

                       ACXIOM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended March 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                                   1999       1998      1997
                                                 ---------  --------  ---------
Cash flows from operating activities:
 Net earnings (loss)...........................  $ (15,142) $ 47,155  $  38,944
 Adjustments to reconcile net earnings (loss)
  to net cash provided by operating activities:
 Depreciation and amortization.................     64,097    49,808     35,640
 Loss (gain) on disposal or impairment of
  assets.......................................         26      (960)     2,412
 Provision for returns and doubtful accounts...      2,223     3,094      4,462
 Deferred income taxes.........................    (23,854)   12,143      8,163
 Tax benefit of stock options and warrants
  exercised....................................     36,393     2,763      2,232
 ESOP compensation.............................      2,055     2,529      3,134
 Special charges...............................    118,747     4,700        --
 Changes in operating assets and liabilities:
  Accounts receivable..........................    (61,286)  (29,670)   (24,683)
  Other assets.................................    (62,446)  (41,998)   (16,930)
  Accounts payable and other liabilities.......     27,983    20,624     (9,218)
  Merger and integration costs.................    (28,385)   (4,700)       --
                                                 ---------  --------  ---------
   Net cash provided by operating activities...     60,411    65,488     44,156
                                                 ---------  --------  ---------
Cash flows from investing activities:
 Proceeds from the disposition of assets.......        733    15,340      2,385
 Proceeds from sale of marketable securities...     11,794    19,021     12,919
 Purchases of marketable securities............        --     (5,778)   (31,366)
 Cash received in merger.......................        --        --          21
 Development of software.......................    (18,544)  (21,411)   (10,715)
 Capital expenditures..........................   (127,880)  (68,093)   (65,286)
 Investments in joint ventures.................    (10,400)   (6,072)       --
 Net cash paid in acquisitions (note 2)........    (45,983)  (19,841)   (16,223)
                                                 ---------  --------  ---------
   Net cash used in investing activities.......   (190,280)  (86,834)  (108,265)
                                                 ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from debt............................     18,939   125,820     39,509
 Payments of debt..............................    (18,607)  (10,542)   (20,994)
 Sale of common stock..........................     24,566    12,171     48,433
                                                 ---------  --------  ---------
   Net cash provided by financing activities...     24,898   127,449     66,948
                                                 ---------  --------  ---------
Effect of exchange rate changes on cash........        (77)        2        --
                                                 ---------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................   (105,048)  106,105      2,839
Cash and cash equivalents at beginning of year.    117,652    11,547     12,132
                                                 ---------  --------  ---------
Cash and cash equivalents at end of year.......  $  12,604  $117,652  $  14,971
                                                 =========  ========  =========
Supplemental cash flow information:
 Cash paid (received) during the year for:
 Interest......................................  $  15,608  $  9,350  $   5,147
 Income taxes..................................     (4,715)   13,360     15,936
 Noncash financing and investing activities:
 Issuance of warrants..........................      2,676       --       1,300
 Enterprise software licenses acquired under
  software obligation..........................     74,638    10,949        --
 Acquisition of property and equipment under
  capital lease................................        --     14,939     11,373
 Convertible debt issued in acquisition (note
  2)...........................................        --        --      25,000
                                                 =========  ========  =========

   See accompanying notes to consolidated financial statements.

                      ACXIOM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 1999, 1998 and 1997

(1) Summary of Significant Accounting Policies

 (a) Description of Business

   Acxiom Corporation ("Acxiom" or the "Company") provides information management solutions using customer, consumer and business data, primarily for marketing applications. Business segments of the Company provide list services, data warehousing, consulting, data content, fulfillment services, and outsourcing and facilities management services primarily in the United States (U.S.) and United Kingdom (U.K.).

 (b) Basis of Presentation and Principles of Consolidation

   The consolidated financial statements give retroactive effect to the merger of Acxiom Corporation and Computer Graphics of Arizona, Inc. on May 28, 1999, which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. On August 16, 1999, the Company filed its financial statements for the three months ended June 30, 1999 incorporating the results of operations of Computer Graphics of Arizona, Inc. on a retroactive basis.

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in 20% to 50% owned entities are accounted for using the equity method and investments in less than 20% owned entities are accounted for at cost.

 (c) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Marketable Securities

   Marketable securities are stated at cost which approximates fair market value; gains and losses are recognized in the period realized. The Company has classified its securities as available for sale.

 (e) Accounts Receivable

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's receivables are from a large number of customers. Accordingly, the Company's credit risk is affected by general economic conditions. Although the Company has several large individual customers, concentrations of credit risk are limited because of the diversity of the Company's customers.

   Trade accounts receivable are presented net of allowances for doubtful accounts and credits of $5.6 million and $3.8 million in 1999 and 1998, respectively.

 (f) Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 5-31.5 years; office furniture and equipment, 3-12 years; and data processing equipment, 2-10 years.

   Property held under capitalized lease arrangements is included in property and equipment, and the associated liabilities are included with long-term debt. Property and equipment taken out of service and held for sale is recorded at net realizable value and depreciation is ceased.

                      ACXIOM CORPORATION AND SUBSIDIARIES

 (g) Software and Research and Development Costs

   Capitalized and purchased software costs are amortized on a straight-line basis over the remaining estimated economic life of the product, or the amortization that would be recorded by using the ratio of gross revenues for a product to total current and anticipated future gross revenues for that product, whichever is greater. Research and development costs incurred prior to establishing technological feasibility of software products are charged to operations as incurred.

 (h) Excess of Cost Over Fair Value of Net Assets Acquired

   The excess of acquisition costs over the fair values of net assets acquired in business combinations treated as purchase transactions ("goodwill") is being amortized on a straight-line basis over 15 to 40 years from acquisition dates. The Company periodically evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from the projected, undiscounted net cash flows of the related business unit. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

 (i) Revenue Recognition

   Revenue from services, including consulting, list processing and data warehousing, and from information technology outsourcing services, including facilities management contracts, are recognized as services are performed. In the case of long-term outsourcing contracts, capital expenditures incurred in connection with the contract are capitalized and amortized over the term of the contract whereby profit is recognized under the contracts at a consistent rate of margin as services are performed under the contract. In certain outsourcing contracts, additional revenue is recognized based upon attaining certain annual margin improvements or cost savings over performance benchmarks as specified in the contracts. Such additional revenue is recognized when it is determinable that such benchmarks have been met.

   Revenue from sales and licensing of software and data are recognized when the software and data are delivered, the fee for such data is fixed or determinable, and collectibility of such fee is probable. Software and data file maintenance is recognized over the term of the agreements. In the case of multiple-element software and data arrangements, revenue is allocated to the respective elements based upon their relative fair values. Billed but unearned portions of revenue are deferred.

 (j) Income Taxes

   The Company and its domestic subsidiaries file a consolidated Federal income tax return. The Company's foreign subsidiaries file separate income tax returns in the countries in which their operations are based.

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) Foreign Currency Translation

   The balance sheets of the Company's foreign subsidiaries are translated at year-end rates of exchange, and the statements of earnings are translated at the weighted average exchange rate for the period. Gains or losses

                      ACXIOM CORPORATION AND SUBSIDIARIES
resulting from translating foreign currency financial statements are included in accumulated other comprehensive income (loss) in the statement of stockholders' equity.

 (l) Earnings Per Share

   A reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share is shown below (in thousands, except per share amounts):

                                                        1999     1998    1997
                                                      --------  ------- -------
      Basic earnings per share:
        Numerator-net earnings (loss)................ $(15,142) $47,155 $38,944
                                                      ========  ======= =======
        Denominator-weighted average shares
         outstanding.................................   77,840   74,070  71,150
                                                      ========  ======= =======
        Earnings (loss) per share.................... $   (.19) $   .64 $   .55
                                                      ========  ======= =======
      Diluted earnings per share:
        Numerator:
          Net earnings (loss)........................ $(15,142) $47,155 $38,944
          Interest expense on convertible debt (net
           of tax effect)............................      --       465     445
                                                      --------  ------- -------
                                                      $(15,142) $47,620 $39,389
                                                      ========  ======= =======
      Denominator:
        Weighted average shares outstanding..........   77,840   74,070  71,150
        Effect of common stock options...............      --     3,593   3,782
        Effect of common stock warrant...............      --     3,015   3,004
        Convertible debt.............................      --     2,102   2,000
                                                      --------  ------- -------
                                                        77,840   82,780  79,936
                                                      ========  ======= =======
      Earnings (loss) per share...................... $   (.19) $   .58 $   .49
                                                      ========  ======= =======

   All potentially dilutive securities were excluded from the above calculations for the year ended March 31, 1999 because they were antidilutive. The equivalent share effects of common stock options and warrants which were excluded were 5,632. Potentially dilutive shares related to the convertible debt which were excluded were 7,783. Also, interest expense on the convertible debt (net of income tax effect) excluded in computing diluted loss per share was $4,257.

   Options to purchase shares of common stock that were outstanding during 1999, 1998 and 1997 but were not included in the computation of diluted earnings (loss) per share because the option exercise price was greater than the average market price of the common shares are shown below (in thousands, except per share amounts):

                                          1999          1998          1997
                                      ------------- ------------- -------------
      Number of shares under option.      1,491         2,176         1,432
      Range of exercise prices......  $24.24-$54.00 $15.94-$35.92 $18.61-$35.00

 (m) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                      ACXIOM CORPORATION AND SUBSIDIARIES

 (n)Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 (o)Reclassifications

   To conform to the 1999 presentation, certain accounts for 1998 and 1997 have been reclassified. The reclassifications had no effect on net earnings for 1998 and 1997.

(2) Acquisitions

   On May 28, 1999, the Company completed the acquisition of Computer Graphics of Arizona, Inc. ("Computer Graphics") and all of its affiliated companies in a stock-for-stock merger. The Company issued 1,871,343 shares of its common stock in exchange for all outstanding common stock of Computer Graphics. Computer Graphics, a privately held enterprise headquartered in Phoenix, Arizona, is a computer service business principally serving financial services direct marketers. The acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Computer Graphics.

   Effective January 1, 1999, the Company acquired three database marketing units from Deluxe Corporation ("Deluxe"). The purchase price was $23.6 million, of which $18.0 million was paid in cash at closing and the remainder was paid in April 1999. Deluxe's results of operations are included in the Company's consolidated results of operations beginning January 1, 1999. This acquisition was accounted for as a purchase. The excess of cost over net assets acquired of $21.9 million is being amortized using the straight-line method over 15 years. The pro forma effect of the acquisition is not material to the Company's consolidated results of operations for the periods reported.

   On September 17, 1998, the Company issued 20,858,923 shares of its common stock in exchange for all outstanding capital stock of May & Speh, Inc. ("May & Speh"). Additionally, the Company assumed all of the outstanding options granted under May & Speh's stock option plans with the result that 4,289,202 shares of the Company's common stock became subject to issuance upon exercise of such options. This business combination has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of May & Speh.

   The results of operations previously reported by Acxiom, May & Speh and Computer Graphics and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                                       1999      1998     1997
                                                     --------  -------- --------
      Revenue:
        Acxiom...................................... $729,984  $465,065 $402,016
        May & Speh..................................      --    103,955   77,223
        Computer Graphics...........................   24,073    23,309   19,993
                                                     --------  -------- --------
        Combined.................................... $754,057  $592,329 $499,232
                                                     ========  ======== ========
      Net earnings (loss):
        Acxiom...................................... $(16,430) $ 35,597 $ 27,512
        May & Speh..................................      --     10,458   10,223
        Computer Graphics...........................    1,288     1,100    1,209
                                                     --------  -------- --------
        Combined.................................... $(15,142) $ 47,155 $ 38,944
                                                     ========  ======== ========

                      ACXIOM CORPORATION AND SUBSIDIARIES

   Included in the statement of operations for the year ended March 31, 1999 are revenue of $66.6 million and net earnings of $9.3 million for May & Speh for the period from April 1, 1998 to September 17, 1998.

   Prior to the combination, May & Speh's fiscal year ended September 30. In recording the pooling-of-interests combination, May & Speh's consolidated financial statements as of and for the year ended March 31, 1998 were combined with Acxiom's consolidated financial statements for the same period and May & Speh's consolidated financial statements as of and for the year ended September 30, 1996 were combined with Acxiom's consolidated financial statements as of and for the year ended March 31, 1997. May & Speh's unaudited consolidated results of operations for the six months ended March 31, 1997 included revenue of $42.9 million and net earnings of $4.3 million. An adjustment has been made to retained earnings as of March 31, 1997 to record the net earnings of May & Speh for the six months ended March 31, 1997.

   During the year ended March 31, 1999, the Company recorded special charges totaling $118.7 million related to merger and integration charges associated with the May & Speh merger and the write down of other impaired assets. The charges consisted of approximately $10.7 million of transaction costs to be paid to investment bankers, accountants, and attorneys; $8.1 million in associate-related reserves, principally employment contract termination costs and severance costs; $48.5 million in contract termination costs; $11.5 million for the write down of software; $29.3 million for the write down of property and equipment; $7.8 million for the write down of goodwill and other assets; and $2.8 million in other write downs and accruals.

   The transaction costs are fees which were incurred as a direct result of the merger transaction. The associate-related reserves include 1) payments to be made under a previously existing employment agreement with one terminated May & Speh executive in the amount of $3.5 million, 2) payments to be made under previously existing employment agreements with seven May & Speh executives who are remaining with Acxiom, but are entitled to payments totaling $3.6 million due to the termination of their employment agreements, and 3) involuntary termination benefits aggregating $1.0 million to seven May & Speh and Company employees whose positions have been or will be eliminated. One of the seven positions, for which $0.7 million was accrued, was not related to the May & Speh merger, but related to a Company associate whose position was eliminated as a result of the closure of the Company's New Jersey business location. As of March 31, 1999, one of the seven associates has been terminated.

   The contract termination costs are costs which have been incurred to terminate duplicative software contracts. The amounts recorded represent cash payments which the Company has made or will make to the software vendors to terminate existing May & Speh agreements.

   For all other write downs and costs, the Company performed an analysis as required under Statement of Financial Accounting Standards ("SFAS") No. 121 to determine whether and to what extent any assets were impaired as a result of the merger. The analysis included estimating expected future cash flows from each of the assets which were expected to be held and used by the Company. These expected cash flows were compared to the carrying amount of each asset to determine whether an impairment existed. If an impairment was indicated, the asset was written down to its fair value. Quoted market prices were used to estimate fair value when market prices were available. In cases where quoted prices were not available, the Company estimated fair value using internal valuation sources. In the case of assets to be disposed of, the Company compared the carrying value of the asset to its estimated fair value, and if an impairment was indicated, wrote the asset down to its estimated fair value.

   Approximately $110.1 million of the charge was for duplicative assets or costs directly attributable to the May & Speh merger. The remaining $8.6 million related to other impaired assets which were impaired during

                      ACXIOM CORPORATION AND SUBSIDIARIES
the year, primarily $5.7 million related to goodwill and shut-down costs associated with the closing of certain business locations in New Jersey, Malaysia, and the Netherlands. Special charges in 1998 relate to employee severance payments made to former May & Speh executives.

   The following table shows the balances which were initially accrued as of September 30, 1998, and the changes in those balances during the remainder of the year ended March 31, 1999 (dollars in thousands):

                                      September 30,                    March 31,
                                          1998      Additions Payments   1999
                                      ------------- --------- -------- ---------
      Transaction costs..............    $ 9,163        --    $ 9,163       --
      Associate-related reserves.....      6,783     $1,375     3,804   $ 4,354
      Contract termination costs.....     40,500        --     13,500    27,000
      Other accruals.................      3,745        --      1,918     1,827
                                         -------     ------   -------   -------
                                         $60,191     $1,375   $28,385   $33,181
                                         =======     ======   =======   =======

   The associate-related reserves and contract termination costs will be substantially paid out during fiscal 2000. The other accruals will be paid out over periods ranging up to five years.

   Effective May 1, 1998, May & Speh acquired substantially all of the assets of SIGMA Marketing Group, Inc. ("Sigma"), a full-service database marketing company headquartered in Rochester, New York. Under the terms of the agreement, May & Speh paid $15 million at closing for substantially all of Sigma's assets, and will pay the former owners up to an additional $6 million, the substantial portion of which is contingent on certain operating objectives being met. Sigma's former owners were also issued warrants to acquire 276,800 shares of the Company's common stock at a price of $17.50 per share in connection with the transaction. Sigma's results of operations are included in the Company's consolidated results of operations beginning May 1, 1998. This acquisition was accounted for as a purchase. The excess of cost over net assets acquired of $23.2 million is being amortized using the straight-line method over 20 years. The pro forma effect of the acquisition is not material to the Company's consolidated results of operations for the periods reported.

   Effective April 1, 1998, the Company purchased the outstanding stock of Normadress, a French company located in Paris. Normadress provides database and direct marketing services to its customers. The purchase price was 20 million French Francs (approximately $3.4 million) in cash and other additional cash consideration of which approximately $900,000 is guaranteed and the remainder is based on the future performance of Normadress. Normadress' results of operations are included in the Company's consolidated results of operations beginning April 1, 1998. This acquisition was accounted for as a purchase. The excess of cost over net assets acquired of $5.7 million is being amortized using the straight-line method over 20 years. The pro forma effect of the acquisition is not material to the Company's consolidated results of operations for the periods reported.

   Effective October 1, 1997, the Company acquired 100% ownership of MultiNational Concepts, Ltd. ("MultiNational") and Catalog Marketing Services, Inc. (d/b/a Shop the World by Mail), entities under common control (collectively "STW"). Total consideration was $4.6 million (net of cash acquired) and other cash consideration based on the future performance of STW. MultiNational, headquartered in Hoboken, New Jersey, is an international mailing list and database maintenance provider for consumer catalogers interested in developing foreign markets. Shop the World by Mail, headquartered in Sarasota, Florida, provides cooperative customer acquisition programs, and also produces an international catalog of catalogs whereby end-customers in over 60 countries can order catalogs from around the world.

   Also effective October 1, 1997, the Company acquired Buckley Dement, L.P. and its affiliated company, KM Lists, Incorporated (collectively "Buckley Dement"). Buckley Dement, headquartered in Skokie, Illinois,

                      ACXIOM CORPORATION AND SUBSIDIARIES
provides list brokerage, list management, promotional mailing and fulfillment, and merchandise order processing to pharmaceutical, health care, and other commercial customers. Total consideration was $14.2 million (net of cash acquired) and other cash consideration based on the future performance of Buckley Dement.

   Both the Buckley Dement and STW acquisitions are accounted for as purchases and their operating results are included with the Company's results beginning October 1, 1997. The purchase price for the two acquisitions exceeded the fair value of net assets acquired by $12.6 million and $5.2 million for Buckley Dement and STW, respectively. The resulting excess of cost over net assets acquired is being amortized over 20 years. The pro forma effect of the acquisitions are not material to the Company's consolidated results of operations for the periods reported.

   On April 9, 1996, the Company issued 3,313,324 shares of its common stock for all of the outstanding common stock and common stock options of Pro CD, Inc., ("Pro CD"). Headquartered in Danvers, Massachusetts, Pro CD is a publisher of reference software on CD-ROM. The business combination was accounted for as a pooling-of-interests. The stockholders' equity and operations of Pro CD were not material in relation to those of the Company. As such, the Company recorded the combination by restating stockholders' equity as of April 1, 1996, without restating prior years' financial statements to reflect the pooling-of-interests. At April 1, 1996 Pro CD's liabilities exceeded its assets by $1.8 million.

   Also in April, 1996, the Company acquired the assets of Direct Media/DMI, Inc. ("DMI") for $25 million and the assumption of certain liabilities of DMI. The $25 million purchase price was payable in three years, and could, at DMI's option, be paid in two million shares of Acxiom common stock in lieu of cash plus accrued interest. Subsequent to March 31, 1999, the holder of the convertible note elected to receive the two million shares of the Company's common stock in lieu of cash. Headquartered in Greenwich, Connecticut, DMI provides list brokerage, management and consulting services to business-to-business and consumer list owners and mailers. At April 1, 1996 the liabilities assumed by the Company exceeded the fair value of the net assets acquired from DMI by approximately $1.0 million. The resulting excess of purchase price over fair value of net assets acquired of $26.0 million is being amortized over 20 years. The acquisition has been accounted for as a purchase, and accordingly, the results of operations of DMI are included in the consolidated results of operations from the date of its acquisition.

   Also subsequent to March 31, 1999, the Company acquired the assets of Horizon Systems, Inc. ("Horizon") for $16.0 million in cash and common stock of the Company and the assumption of certain liabilities of Horizon, and other cash and stock considerations based on the future performance of Horizon.

(3) Software and Research and Development Costs

   The Company recorded amortization expense related to internally developed computer software of $8.3 million, $5.9 million and $5.4 million in 1999, 1998 and 1997, respectively. Additionally, research and development costs of $17.8 million, $13.7 million and $13.0 million were charged to operations during 1999, 1998 and 1997, respectively.

                      ACXIOM CORPORATION AND SUBSIDIARIES

(4) Property and Equipment

   Property and equipment is summarized as follows (dollars in thousands):

                                                                1999     1998
                                                              -------- --------
      Land................................................... $  8,224 $  8,427
      Buildings and improvements.............................   92,417   75,969
      Office furniture and equipment.........................   36,765   24,777
      Data processing equipment..............................  204,435  194,392
                                                              -------- --------
                                                               341,841  303,565
      Less accumulated depreciation and amortization.........  115,460  116,307
                                                              -------- --------
                                                              $226,381 $187,258
                                                              ======== ========

(5) Other Assets

   Included in other assets are unamortized outsourcing capital expenditure costs in the amount of $28.4 million and $25.0 million as of March 31, 1999 and 1998, respectively. Noncurrent receivables from software license, data, and equipment sales are also included in other assets in the amount of $24.9 million and $20.3 million as of March 31, 1999 and 1998, respectively. The current portion of such receivables is included in other current assets in the amount of $24.6 million and $9.5 million as of March 31, 1999 and 1998, respectively. Certain of the noncurrent receivables have no stated interest rate. In such cases, such receivables have been discounted using an appropriate imputed interest rate based upon the customer, type of agreement, collateral and payment terms. This discount is being recognized into income using the interest method. Also included in other assets are capitalized software license agreements of $103.5 million and $19.8 million as of March 31, 1999 and 1998, respectively.

                      ACXIOM CORPORATION AND SUBSIDIARIES

(6) Long-Term Debt

   Long-term debt consists of the following (dollars in thousands):

                                                                1999     1998
                                                              -------- --------
      5.25% Convertible subordinated notes due 2003.........  $115,000 $115,000
      Unsecured revolving credit agreement..................    55,384   36,445
      6.92% Senior notes due March 30, 2007, payable in
       annual installments of $4,286 commencing March 30,
       2001; interest is payable semi-annually..............    30,000   30,000
      3.12% Convertible note, interest and principal due
       April 30, 1999; convertible at maturity into two
       million shares of common stock (note 2)..............    25,000   25,000
      Capital leases on land, buildings and equipment
       payable in monthly payments of $357 of principal and
       interest; remaining terms of from five to twenty
       years; interest rates at approximately 8%............    20,587   22,818
      Software license liabilities payable over terms of
       from five to seven years; effective interest rates at
       approximately 6%.....................................    76,748   10,949
      8.5% unsecured term loan; quarterly principal payments
       of $200 plus interest with the balance due in 2003...     9,000    9,800
      9.75% Senior notes, due May 1, 2000, payable in annual
       installments of $2,143 each May 1; interest is
       payable semi-annually................................     4,286    6,429
      ESOP loan (note 11)...................................       --     1,782
      Other capital leases, debt and long-term liabilities..    12,573    6,483
                                                              -------- --------
        Total long-term debt................................   348,578  264,706
      Less current installments.............................    23,355   10,466
                                                              -------- --------
        Long-term debt, excluding current installments......  $325,223 $254,240
                                                              ======== ========

   In March 1998, May & Speh completed an offering of $115 million 5.25% convertible subordinated notes due 2003. The notes are convertible at the option of the holder into shares of the Company's common stock at a conversion price of $19.89 per share. The notes also are redeemable, in whole or in part, at the option of the Company at any time on or after April 3, 2001. The total net proceeds to the Company were approximately $110.8 million after deducting underwriting discounts and commissions and estimated offering expenses.

   The unsecured revolving credit agreement, which expires January 31, 2003 provides for revolving loans and letters of credit in amounts of up to $125 million. The terms of the credit agreement provide for interest at the prime rate (or, at other alternative market rates at the Company's option). At March 31, 1999, the effective rate was 6.275%. The agreement requires a commitment fee equal to 3/16 of 1% on the average unused portion of the loan. The Company also has another unsecured line of credit amounting to $1.5 million of which none was outstanding at March 31, 1999 or 1998. The other unsecured line expires August 31, 1999 and bears interest at approximately the same rate as the revolving credit agreement.

   In connection with the construction of the Company's new headquarters building and a new customer service facility in Little Rock, Arkansas, the Company has entered into 50/50 joint ventures with local real estate developers. In each case, the Company is guaranteeing portions of the construction loans for the buildings. The aggregate amount of the guarantees at March 31, 1999 was $8.2 million. The total cost of the two building projects is expected to be approximately $19.5 million.

                      ACXIOM CORPORATION AND SUBSIDIARIES

   Under the terms of certain of the above borrowings, the Company is required to maintain certain tangible net worth levels and working capital, debt-to-equity and debt service coverage ratios. At March 31, 1999, due to the merger with May & Speh and the special charges booked during the year, the Company was in violation of certain restrictive covenants under the unsecured revolving credit agreement and the 9.75% senior notes. The violations of each of these agreements has been waived by the respective lenders. The violations occurred as a result of the net loss reported by the Company for the quarter ended September 30, 1998. Since these calculations are performed using the latest four quarters' income statements and cash flows, the violation has been waived through the June 30, 1999 quarter. After this date the violations will have been cured since the bulk of the special charges will no longer be included in the 12-month period of the applicable calculations. The aggregate maturities of long-term debt for the five years ending March 31, 2004 are as follows: 2000, $23.4 million; 2001, $27.8 million; 2002, $23.6 million; 2003, $112.2 million;
and 2004, $132.3 million.

(7) Leases

   The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. Future minimum lease payments under noncancellable operating leases for the five years ending March 31, 2004 are as follows: 2000, $22.9 million; 2001, $18.0 million; 2002, $12.0 million; 2003, $8.9 million; and 2004, $7.2 million.

   Total rental expense on operating leases was $24.7 million, $15.2 million and $18.4 million for the years ended March 31, 1999, 1998 and 1997, respectively.

(8) Stockholders' Equity

   The Company has authorized 200 million shares of $.10 par value common stock and 1 million shares of $1.00 par value preferred stock. The Board of Directors of the Company may designate the relative rights and preferences of the preferred stock when and if issued. Such rights and preferences could include liquidation preferences, redemption rights, voting rights and dividends and the shares could be issued in multiple series with different rights and preferences. The Company currently has no plans for the issuance of any shares of preferred stock.

   On March 29, 1996, May & Speh completed an initial public offering of 3,350,000 shares of its common stock (2,680,000 shares as adjusted for merger with Acxiom) and on April 24, 1996 completed the offering of an additional 1,005,000 shares of common stock (804,000 shares as adjusted) that were subject to an over-allotment granted to the underwriters of the offering. Total net proceeds from the offering were approximately $43.5 million.

   On March 30, 1998, May & Speh also completed an offering of 325,000 shares of its common stock (260,000 shares as adjusted). Total net proceeds were approximately $3.5 million.

   In connection with its data center management agreement entered into in August, 1992 with Trans Union LLC, the Company issued a warrant, which expired on August 31, 2000 and entitled Trans Union to acquire up to 4 million additional shares of newly-issued common stock. The exercise price for the warrant stock was $3.06 per share through August 31, 1998 and increased $.25 per share in each of the two years subsequent to August 31, 1998. The warrant was exercised for 4 million shares on August 31, 1998. The Company intends to record $68.0 million as additional sales discounts on its tax return for the difference in the fair value of the stock on the date the warrant was exercised and the fair value of the warrant on the date the warrant was issued (note 9).

                      ACXIOM CORPORATION AND SUBSIDIARIES

   The Company has for its U.S. employees a Key Employee Stock Option Plan ("Plan") for which 15.2 million shares of the Company's common stock have been reserved. The Company has for its U.K. employees a U.K. Share Option Scheme ("Scheme") for which 1.6 million shares of the Company's common stock have been reserved. These plans provide that the option price, as determined by the Board of Directors, will be at least the fair market value at the time of the grant. The term of nonqualified options is also determined by the Board of Directors. Incentive options granted under the plans must be exercised within 10 years after the date of the option. At March 31, 1999, 3,427,678 shares and 822,763 shares are available for future grants under the Plan and the Scheme, respectively.

   May & Speh had options outstanding under two separate plans at March 31, 1998. Generally, such options vest and become exercisable in five equal annual increments beginning one year after the issue date and expire 10 years after the issue date except in the event of change in control of May & Speh all options become fully vested and exercisable. Pursuant to the merger, the Company assumed all of the currently outstanding options granted under the May & Speh plans with the result that shares of the Company's common stock become subject to issuance upon exercise of such options.

   Activity in stock options was as follows:

                                                           Weighted
                                                            average   Number of
                                               Number of     price     shares
                                                 shares    per share exercisable
                                               ----------  --------- -----------
      Outstanding at March 31, 1996...........  9,509,746   $ 7.18    3,467,728
        Granted...............................  1,300,811    17.29
        Pro CD acquisition (note 2)...........    294,132     1.76
        Exercised.............................   (835,369)    2.41
        Terminated............................    (93,255)    7.29
                                               ----------
      Outstanding at March 31, 1997........... 10,176,065     8.31    3,974,265
        May & Speh acquisition (note 2).......    217,440    16.89
        Granted...............................  2,143,176    14.88
        Exercised.............................   (977,511)    3.86
        Terminated............................   (157,190)   11.89
                                               ----------
      Outstanding at March 31, 1998            11,401,980     9.63    5,316,861
        Granted...............................  1,066,891    27.82
        Exercised.............................   (937,411)    6.95
        Terminated............................   (115,462)   12.96
                                               ----------
      Outstanding at March 31, 1999........... 11,415,998    12.19    7,913,294
                                               ==========

                      ACXIOM CORPORATION AND SUBSIDIARIES

   The per share weighted-average fair value of stock options granted during fiscal 1999, 1998 and 1997 was $13.43, $9.91 and $8.61, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: Dividend yield of 0% for 1999, 1998 and 1997; risk-free interest rate of 5.44% in 1999, 6.79% in 1998, 6.71% in 1997;
expected option life of 10 years for 1999, 1998 and 1997; and expected volatility of 40.48% in 1999, 38.69% in 1998 and 34.85% in 1997.

   Following is a summary of stock options outstanding as of March 31, 1999:

                         Options outstanding              Options exercisable
                  -------------------------------------  -----------------------
                                 Weighted     Weighted                 Weighted
                                  average     average                  average
    Range of                     remaining    exercise                 exercise
    exercise        Options     contractual     per        Options       per
     prices       outstanding      life        share     exercisable    share
 --------------   -----------   -----------   --------   -----------   --------
 $ 1.38 -  2.54    1,239,220     6.33 years    $ 2.19     1,148,996     $ 2.23
   2.56 -  3.13    1,367,719     4.81 years      2.83     1,190,833       2.79
   3.37 -  6.25    2,261,009     5.06 years      5.42     1,616,736       5.29
   7.43 - 11.75    1,372,414     6.76 years     10.37     1,146,462      10.44
  11.82 - 15.63    1,265,951     7.32 years     13.88       949,646      13.98
  15.69 - 18.13    1,350,611    10.67 years     16.55     1,168,925      16.47
  18.38 - 24.81    1,849,793     8.21 years     22.54       550,589      22.33
  24.84 - 51.97      677,947    13.11 years     33.61       141,107      27.64
  52.05 - 54.00       31,334    14.61 years     52.08           --         --
                  ----------    -----------    ------     ---------     ------
                  11,415,998     7.30 years    $12.19     7,913,294     $ 9.49
                  ==========    ===========    ======     =========     ======

   The Company applies the provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock based compensation plans. Accordingly, no compensation cost has been recognized by the Company in the accompanying consolidated statements of operations for any of the fixed stock options granted. Had compensation cost for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, the Company's net earnings (loss) would have been reduced/increased to the following pro forma amounts for the years ended March 31 (dollars in thousands, except per share amounts):

                                                         1999     1998    1997
                                                       --------  ------- -------
Net earnings (loss)....................... As reported $(15,142) $47,155 $38,944
                                           Pro forma    (32,302)  40,725  37,881
Basic earnings (loss) per share........... As reported     (.19)     .64     .55
                                           Pro forma       (.41)     .55     .53
Diluted earnings (loss) per share......... As reported     (.19)     .58     .49
                                           Pro forma       (.41)     .50     .48

   Pro forma net earnings (loss) reflect only options granted after fiscal 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of 8-9 years and compensation cost for options granted prior to April 1, 1995 is not considered.

   The Company maintains an employee stock purchase plan which provides for the purchase of shares of common stock at 85% of the market price. There were 129,741, 125,151 and 110,332 shares purchased under the plan during the years ended March 31, 1999, 1998 and 1997, respectively.

                      ACXIOM CORPORATION AND SUBSIDIARIES

(9) Income Taxes

   Total income tax expense (benefit) was allocated as follows (dollars in thousands):

                                                     1999     1998     1997
                                                   --------  -------  -------
      Income from operations...................... $  2,843  $28,065  $23,605
      Stockholders' equity, for expenses for tax
       purposes in excess of amounts recognized
       for financial reporting purposes:
        Compensation..............................   (9,178)  (2,763)  (2,232)
        Sale discounts (note 8)...................  (27,215)     --       --
                                                   --------  -------  -------
                                                   $(33,550) $25,302  $21,373
                                                   ========  =======  =======

   Income tax expense (benefit) attributable to earnings (loss) from operations consists of (dollars in thousands):

                                                         1999     1998    1997
                                                       --------  ------- -------
      Current expense:
        Federal....................................... $ 18,285  $12,889 $13,714
        Foreign.......................................    1,165    1,206      83
        State.........................................    7,247    1,827   1,645
                                                       --------  ------- -------
                                                         26,697   15,922  15,442
                                                       --------  ------- -------
      Deferred expense (benefit):
        Federal.......................................  (14,780)   9,792   5,979
        Foreign.......................................     (248)      23     687
        State.........................................   (8,826)   2,328   1,497
                                                       --------  ------- -------
                                                        (23,854)  12,143   8,163
                                                       --------  ------- -------
          Total tax expense........................... $  2,843  $28,065 $23,605
                                                       ========  ======= =======

   The actual income tax expense (benefit) attributable to earnings (loss) from operations differs from the expected tax expense (benefit) (computed by applying the U.S. Federal corporate tax rate of 35% to earnings (loss) before income taxes) as follows (dollars in thousands):

                                                       1999     1998     1997
                                                      -------  -------  -------
      Computed expected tax expense (benefit).......  $(4,305) $26,327  $21,892
      Increase (reduction) in income taxes resulting
       from:
        Nondeductible merger and integration
         expenses...................................    7,836      --       --
        State income taxes, net of Federal income
         tax benefit................................   (1,026)   2,701    2,042
        Research and experimentation credits........     (265)    (715)    (683)
        Other.......................................      603     (248)     354
                                                      -------  -------  -------
                                                      $ 2,843  $28,065  $23,605
                                                      =======  =======  =======

                      ACXIOM CORPORATION AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 1999 and 1998 are presented below (dollars in thousands).

                                                              1999      1998
                                                            --------  --------
      Deferred tax assets:
        Accrued expenses not currently deductible for tax
         purposes.......................................... $ 20,633  $  2,150
        Investments, principally due to differences in
         basis for tax and financial reporting purposes....      328       676
        Net operating loss carryforwards...................    7,986       --
        Other..............................................    1,696       846
                                                            --------  --------
          Total deferred tax assets........................   30,643     3,672
                                                            --------  --------
      Deferred tax liabilities:
        Property and equipment, principally due to
         differences in depreciation.......................  (12,887)  (11,099)
        Intangible assets, principally due to differences
         in amortization...................................   (3,624)   (2,212)
        Capitalized software and other costs expensed as
         incurred for tax purposes.........................  (20,501)  (20,618)
        Installment sale gains for tax purposes............   (1,877)   (1,843)
                                                            --------  --------
          Total deferred tax liabilities...................  (38,889)  (35,772)
                                                            --------  --------
          Net deferred tax liability....................... $ (8,246) $(32,100)
                                                            ========  ========

   At March 31, 1999, the Company had available tax benefits associated with state tax operating loss carryforwards of $45.7 million which expire annually in varying amounts to 2014. The deferred tax effect of such carryforwards are included above.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company's history of substantial profitability and taxable income and its utilization of tax planning strategies, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of any valuation allowances.

(10) Related Party Transactions

   The Company leases certain equipment from a business partially owned by an officer. Rent expense under these leases was approximately $797,000 during the years ended March 31, 1999, 1998 and 1997, respectively. Under the terms of the lease in effect at March 31, 1999 the Company will make monthly lease payments of $66,000 through December, 2001. The Company has agreed to pay the difference, if any, between the sales price of the equipment and 70 percent of the lessor's related loan balance (approximately $5.0 million at March 31, 1999) should the Company elect to exercise its early termination rights or not extend the lease beyond its initial five year term and the lessor sells the equipment as a result thereof.

(11) Retirement Plans

   The Company has a retirement savings plan which covers substantially all domestic employees. The Company also offers a non-qualified deferred compensation plan for certain management

                      ACXIOM CORPORATION AND SUBSIDIARIES
employees. The Company matches 50% of the employee's salary deferred contributions under both plans up to 6% annually and may contribute additional amounts to the plans from the Company's earnings at the discretion of the Board of Directors.

   Effective October 1, 1988, May & Speh established the May & Speh, Inc. Employee Stock Ownership Plan ("ESOP") for the benefit of substantially all of its employees. May & Speh borrowed $22,500,000 from a bank ("ESOP Loan") and loaned the proceeds to the ESOP for the purpose of providing the ESOP sufficient funds to purchase 9,887,340 shares of May & Speh's common stock at $2.28 per share. The terms of the ESOP agreement required May & Speh to make minimum contributions sufficient to meet the ESOP's debt service obligations. During the year ended March 31, 1999, the ESOP loan was paid in full and the ESOP was merged into the Company's retirement savings plan.

   Company contributions for the above plans amounted to approximately $4.8 million, $4.3 million and $3.9 million in 1999, 1998 and 1997, respectively.

(12) Major Customers

   In 1999 and 1998, the Company had one major customer who accounted for more than 10% of revenue, and in 1997, the Company had two major customers who accounted for more than 10% of revenue. Allstate Insurance Company ("Allstate") accounted for revenue of $82.2 million (10.9%), $74.7 million (12.6%) and $67.7 million (13.6%) in 1999, 1998 and 1997, respectively, and Trans Union accounted for revenue of $56.6 million (11.3%) in 1997. At March 31, 1999, accounts receivable from Allstate was $12.0 million.

(13) Foreign Operations

   Foreign operations are conducted primarily in the United Kingdom. The following table shows financial information by geographic area for the years 1999, 1998 and 1997 (dollars in thousands).

                                                    United
                                                    States  Foreign Consolidated
                                                   -------- ------- ------------
      1999:
        Revenue................................... $712,907 $41,150   $754,057
        Long-lived assets.........................  454,631  10,687    465,318
                                                   ======== =======   ========
      1998:
        Revenue...................................  557,683  34,646    592,329
        Long-lived assets.........................  305,219   7,860    313,079
                                                   ======== =======   ========
      1997:
        Revenue...................................  470,812  28,420    499,232
        Long-lived assets.........................  207,717   6,106    213,823
                                                   ======== =======   ========

(14) Contingencies

   The Company is involved in various claims and legal actions in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or its expected future consolidated results of operations.

(15) Dispositions

   Effective August 22, 1997, the Company sold certain assets of its Pro CD subsidiary to a wholly-owned subsidiary of American Business Information, Inc. ("ABI"). ABI is now known as infoUSA, Inc. ABI

                      ACXIOM CORPORATION AND SUBSIDIARIES
acquired the retail and direct marketing operations of Pro CD, along with compiled telephone book data for aggregate cash proceeds of $18.0 million, which included consideration for a compiled telephone book data license. The Company also entered into a data license agreement with ABI under which the Company will pay ABI $8.0 million over a two-year period, and a technology and data license agreement under which ABI will pay the Company $8.0 million over a two-year period. In conjunction with the sale to ABI, the Company also recorded certain valuation and contingency reserves. Included in other income for the year ended March 31, 1998 is the gain on disposal related to this transaction of $855,000.

(16) Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Cash and cash equivalents, marketable securities, trade receivables, short-term borrowings, and trade payables--The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-term debt--The interest rate on the revolving credit agreement is adjusted for changes in market rates and therefore the carrying value of the credit agreement approximates fair value. The estimated fair value of other long-term debt was determined based upon the present value of the expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms. At March 31, 1999 the estimated fair value of long-term debt approximates its carrying value.

(17) Segment Information

   SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") requires reporting segment information consistent with the way management internally disaggregates an entity's operations to assess performance and to allocate resources. As required, the Company adopted the provisions of SFAS 131 in its fiscal 1999 consolidated financial statements and has presented its prior-year segment information to conform to SFAS 131's requirements.

   The Company's business segments consist of Services, Data Products, and Information Technology Management. The Services segment substantially consists of consulting, database and data warehousing and list processing services. The Data Products segment includes all of the Company's data content products. Information Technology Management includes information technology outsourcing and facilities management for data center management, network management, client server management and other complementary information technology services. The Company evaluates performance of the segments based on segment operating income, which excludes special charges. The Company accounts for sales of certain data products as revenue in both the Data Products segment and revenue of the Services segment which billed the customer. The duplicate revenues are eliminated in consolidation.

                      ACXIOM CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


   The following tables present information by business segment (dollars in thousands):

                                                     1999      1998      1997
                                                   --------  --------  --------
      Services.................................... $444,020  $331,713  $274,751
      Data Products...............................  186,706   155,206   135,449
      Information Technology Management...........  164,453   128,366   109,497
      Intercompany eliminations...................  (41,122)  (22,956)  (20,465)
                                                   --------  --------  --------
        Total revenue............................. $754,057  $592,329  $499,232
                                                   ========  ========  ========
      Services.................................... $ 90,776  $ 55,302  $ 46,453
      Data Products...............................   15,370    15,664     8,878
      Information Technology Management...........   34,820    25,808    27,443
      Intercompany eliminations...................  (20,771)  (11,942)  (11,639)
      Corporate and other......................... (121,579)   (3,923)   (2,929)
                                                   --------  --------  --------
          Income (loss) from operations........... $ (1,384) $ 80,909  $ 68,206
                                                   ========  ========  ========
      Services.................................... $ 24,360  $ 17,901  $  7,900
      Data Products...............................   19,214    12,660     8,861
      Information Technology Management...........   20,039    16,547    14,046
      Corporate and other.........................      484     2,700     4,833
                                                   --------  --------  --------
          Depreciation and amortization........... $ 64,097  $ 49,808  $ 35,640
                                                   ========  ========  ========

                                                                   March 31,
                                                               -----------------
                                                                 1999     1998
                                                               -------- --------
      Services................................................ $427,210 $228,115
      Data Products...........................................  167,111  130,704
      Information Technology Management.......................  238,164  172,834
      Corporate and other.....................................   57,315  149,981
                                                               -------- --------
          Total assets........................................ $889,800 $681,634
                                                               ======== ========

(18) Selected Quarterly Financial Data (Unaudited)

   The table below sets forth selected financial information for each quarter of the last two years (dollars in thousands, except per share amounts):

                                              1st      2nd       3rd      4th
                                            quarter  quarter   quarter  quarter
                                            -------- --------  -------- --------
1999:
  Revenue.................................. $164,512 $180,030  $193,910 $215,605
  Income (loss) from operations............   20,321  (82,707)   25,958   35,044
  Net earnings (loss)......................   11,737  (60,548)   14,038   19,631
  Basic earnings (loss) per share..........      .16     (.79)      .18      .25
  Diluted earnings (loss) per share........      .14     (.79)      .16      .22
1998:
  Revenue.................................. $129,390 $141,739  $152,892 $168,308
  Income from operations...................   15,006   21,000    20,825   24,078
  Net earnings.............................    8,265   12,575    12,074   14,241
  Basic earnings per share.................      .11      .17       .16      .19
  Diluted earnings per share...............      .10      .15       .15      .17

                      ACXIOM CORPORATION AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                   Years ended March 31, 1999, 1998 and 1997
                                 (In thousands)

                                    Additions              Bad
                         Balance at charged to   Other    debts             Balance
                         beginning  costs and  additions written Bad debts  at end
                         of period   expenses   (note)     off   recovered of period
                         ---------- ---------- --------- ------- --------- ---------
1999:
  Allowance for doubtful
   accounts, returns and
   credits..............   $3,847     2,373        710    2,026     715     $5,619
                           ======     =====      =====    =====     ===     ======
1998:
  Allowance for doubtful
   accounts, returns and
   credits..............   $4,898     3,105        224    4,777     397     $3,847
                           ======     =====      =====    =====     ===     ======
1997:
  Allowance for doubtful
   accounts, returns and
   credits..............   $2,402     4,496      4,800    7,044     238     $4,898
                           ======     =====      =====    =====     ===     ======

Note--Other additions represent the valuation accounts acquired in connection with business combinations.